SCHEDULE 14A

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ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 18, 2019, Alpha Holdings, Inc. released a shareholder presentation to the shareholders of OncoSec Medical Incorporated (the “Shareholder Presentation”) which can be downloaded at www.VoteNoOncoSec.com. A copy of the Shareholder Presentation is attached herewith as Exhibit 1.

Exhibit 1

A LPHA H OLDINGS O PPOSES P ROPOSED T AKEOVER OF O NCO S EC Proposed Transaction with China Grand and its Affiliate Sirtex Clearly Not in the Best Interests of OncoSec Stockholders 1 D ECEMBER 2019

ALL STATEMENTS CONTAINED IN THIS PRESENTATION THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE "FORWARD - LOOKING STATEMENTS," WHICH ARE NOT GUARANTEES OF FUTURE PERFORMANCE OR RESULTS, AND THE WORDS "ANTICIPATE," "BELIEVE," "EXPECT," "POTENTIAL," "COULD," "OPPORTUNITY," "ESTIMATE," "PLAN," AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD - LOOKING STATEMENTS. THE PROJECTED RESULTS AND STATEMENTS CONTAINED IN TH IS PRESENTATION TH AT ARE NOT HISTORICAL FACTS ARE BASED ON CURRENT EXPECTATIONS, SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE AND INVOLVE RISKS THAT MAY CAUSE THE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD - LOOKING STATEMENTS, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION AS TO FUTURE RESULTS. ALPHA HOLDINGS DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION HEREIN AND RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. ALPHA HOLDINGS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. 2 Forward - Looking Statements

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY - OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV . IN ADDITION, OKAPI PARTNERS LLC, THE PROXY SOLICITOR OF THE PARTICIPANTS, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297 - 0720. 3 Additional Information and Where To Find It

I NTRODUCTION 4

Why We Are Here

- On October 10, OncoSec entered into a transaction with China Grand and its affiliate Sirtex (together, "China Grand") that significantly undervalues OncoSec, gives China Grand control over the Company and its future sales in over 40 jurisdictions, including China and India, and severely limits the future potential upside that should belong to OncoSec's current stockholders
- In exchange for China Grand's $30 million "investment," which amounts to one year of financing at most, OncoSec's existing stockholders would be massively diluted, lose their say in the Company, and receive no consideration
- On November 26, after a bad day for OncoSec in Nevada Court, the Company disclosed an amendment to the China Grand deal that lowered the stockholder vote threshold to approve the transaction
  - Interestingly, OncoSec did not issue a press release announcing this amendment
- Unable to defend the merits of the proposal, OncoSec CEO Daniel O'Connor has embarked on a campaign to confuse the record and attack OncoSec's largest stockholder, which has a 15.1% ownership position and the most at stake in this deal
- Alpha Holdings ("Alpha") believes OncoSec can get financing without transferring control or capping upside potential for current stockholders
- OncoSec's own financial advisor performed analysis indicating the value in comparable transactions is more than double what China Grand is offering

ALPHA URGES ONCOSEC STOCKHOLDERS TO SEND A MESSAGE TO THE COMPANY'S BOARD OF DIRECTORS BY VOTING AGAINST THE CHINA GRAND TAKEOVER

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Vote No OncoSec

▪ Provides 10 - 12 months of financing – insufficient to get TAVO TM to market, meaning more dilution coming in future ▪ Future dilution impacts non - China Grand stockholders disproportionately – but China Grand is protected: can maintain board control with only 23% stake ▪ China Grand can restrict the Board’s ability to run company – even with only a 23% stake ▪ Structure deters potential third party acquirors – even if TAVO TM is an incredible success ▪ Licensing deal has no “best efforts” clause – China Grand can bury TAVO TM if it conflicts with China Grand’s other interests 6 Summary of Most Egregious Deal Terms A LPHA IS PREPARED TO LEAD A CONSORTIUM TO RAISE $30 MILLION ON MORE FAVORABLE TERMS

A LPHA ’ S I NVESTMENT IN O NCO S EC AND THE P OTENTIAL OF TAVO TM 7

▪ Alpha is OncoSec’s largest stockholder, with a 15.1% stake ▪ Founded in 2002, headquartered in Seongnam , South Korea ▪ Publicly listed on the KOSDAQ Market ▪ Engaged in development of biotechnologies and thermal compound materials, and design - development service and manufacture of semiconductors 8 About Alpha Holdings

Alpha's Investment in OncoSec

Investment Terms

- Alpha invested $15 million in OncoSec in two tranches
  - First: $8 million on 10/9/18
  - Second: $7 million on 12/10/18
- Received ~15.1% ownership stake, a seat on the Board of Directors, and a Board Observer
- Named Joon Kim Director, and Julie Shin Board Observer

Investment Rationale

- OncoSec's TAVO™ programs were rapidly advancing
- Potential of TAVO™ combination to treat large patient populations in need of new, more efficacious treatment modalities
- TAVO™ has broad applicability to improve patient outcomes by expanding the utility of checkpoint inhibitors across a variety of tumor types
- Preliminary data on TAVO™ demonstrated significant potential when combined with a checkpoint inhibitor
- Global checkpoint inhibitor market anticipated to reach $29.3 billion by 2023 from $14.9 billion in 2018[1]

OncoSec CEO Daniel O'Connor has stated that the TAVO™ platform has the potential to expand the large, multibillion-dollar checkpoint market

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1) BCC Research: Checkpoint Inhibitors: Global Market (November 2018)

Vote No OncoSec

▪ TAVO TM is DNA - based interleukin - 12 (IL - 12), a naturally occurring protein in the body with immune - stimulating functions ▪ Can be used either as a monotherapy or in combination with leading checkpoint inhibitors – Potential treatment for multiple cancer indications ▪ Could become first marketed therapeutic to address anti - PD - 1 non - responders ▪ Therapy is easy to administer; method is non - invasive and avoids systemic toxicity issues historically associated with IL - 12 therapies 10 About TAVO™

▪ F AVORABLE SAFETY PROFILE – In clinical studies, TAVO TM + EP gene delivery has shown a favorable safety profile to date and has been generally well - tolerated across multiple treatment cycles with no reports of serious adverse events related to treatment ▪ A NTI - TUMOR ACTIVITY – Data from OncoSec’s Phase II melanoma program provide preliminary evidence of anti - tumor activity with a whole - body effect, paving the way for expansion of the Company’s immuno - oncology pipeline ▪ C OLD TO HOT – Data indicates that local delivery and expression of TAVO TM promotes tumor immunogenicity and increases tumor - infiltrating lymphocytes (TILs). As a pro - inflammatory cytokine, IL - 12 can promote the recruitment of T - cells to the tumor. By driving T - cells or TILs into the tumor microenvironment, TAVO TM may enhance response to anti - PD - 1 and convert anti - PD - 1 non - responders to responders 11 TAVO TM Key Highlights

A LPHA ’ S O PPOSITION TO THE C HINA G RAND T AKEOVER 12

Management's Long-Term Interests Not Aligned With Stockholders

- OncoSec management and Board collectively hold ~1.3% of OncoSec's stock compared to Alpha's 15.1% stake
- We believe the vast majority of management's shares have been granted to them rather than purchased on the open market
- Dan O'Connor's current equity stake in OncoSec is worth less than $35,000[1]
- In June 2019, management negotiated change of control packages that would be triggered if they lose their jobs after a future change of control[2]
- Dan O' Connor's change of control package entitles him to a payment of over $1.2 million, or over **34x the value of his current equity stake in OncoSec**

THE BOTTOM LINE: NO ONE HAS MORE AT STAKE THAN ALPHA

1) See OncoSec proxy at page 28 (18,715 shares at closing price of $1.86 on December 16, 2019, or $34,809.90).
2) Alpha notes that the China Grand Takeover would not trigger the change of control payments, but this liability could be triggered by a subsequent transaction.

13

Vote No OncoSec

▪ OncoSec plans to issue 12 million shares to China Grand – cutting stake of each current owner to less than half of their current holdings ▪ OncoSec’s current stockholders receive no consideration ▪ In exchange for a year’s worth of financing (or less, net of fees), China Grand would: 1. Own 53% of OncoSec shares 2. Receive 3 board seats immediately 3. Have the path to control 5 of 9 seats on the Board through a right to fill 2 additional vacancies ▪ As a 53% holder, China Grand will control future stockholder votes and have the ability to block future deals at the board level ▪ More dilution will be needed to get TAVO TM to market – but unlike other stockholders, China Grand is protected and retains its special rights even if it sells stake down to 23% 14 Transaction Amounts to a No Premium Takeover

▪ Torreya stands to make $1.5 million for its “fairness opinion” ▪ Fairness opinion fee is 5% of the entire transaction value ▪ $1.2 million – or 80% of their fee – is contingent on the transaction closing ▪ Torreya did not conclude China Grand is best available deal: 15 Torreya’s “Fairness” Opinion 1) Torreya Opinion dated October 7, 2019 page 2 “In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.” 1

▪ OncoSec has not widely publicized that Torreya performed a financial analysis on comparable transactions ▪ Torreya’s analysis was summarized in OncoSec’s definitive proxy statement ▪ Torreya identified comparable transactions in the range of $5.31 per share to $9.65 per share 1 ▪ Torreya performed no analysis of the value of the license agreement, no upfront payment was received, and no value was assigned to the license agreement 16 Torreya’s Analysis Indicates Price Should Be Higher 1) See Appendix Slide 25: Per Share Equity Value Range from Torreya Analysis O NCO S EC ’ S OWN FINANCIAL ADVISOR ’ S ANALYSIS INDICATES THE LOW END OF THE RANGE FOR COMPARABLE TRANSACTION IS MORE THAN DOUBLE WHAT C HINA G RAND IS PAYING

The Incredible Shrinking "Premium"

ONCOSEC STATES THAT THE $30M TRANSACTION IS A 25% PREMIUM. IS IT?

12 million shares @ $2.50 =	$30 million
▪ Torreya Fees	($1.5 million)
▪ Estimated Legal Fees, Proxy, PR	($1.5 million)
▪ Net Proceeds	$27 million
▪ License Agreement	No upfront payment to OncoSec

ONCOSEC MAY RECEIVE ONLY $27 MILLION OR ~10% LESS THAN STATED TRANSACTION VALUE

THE STATED PREMIUM DOES NOT ACCOUNT FOR THE VALUE OF THE LICENSING AGREEMENT

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Vote No OncoSec

What Would Deal Achieve?

- OncoSec gets $30 million, or likely $27 million net of fees[1]
- OncoSec has given away control of the company for the equivalent of one year's worth of financing (~10-12 months of funding at stated burn rate of $2.5 million/month)
- OncoSec will likely need to seek funding again
- China Grand's Stockholder Agreement gives it the ability to maintain board and other protections during future funding while current stockholders will once again be diluted

OncoSec says the deal takes care of the "foreseeable future" – can they really only "see" 10 months Ahead?

1) See Slide 17

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Vote No OncoSec

The Minority Holder/Majority Control Provisions

- OncoSec has given China Grand the continued right to appoint 5 of 9 board members even if China Grand reduces its holdings to 23%
- China Grand is purchasing 12 million shares – but director appointment rights remain if it retains 4.8 million shares[1]
  - OncoSec currently has 10.6 million shares outstanding plus 12 million shares to be issued in the transaction equals 22.6 million outstanding post-transaction
  - 4.8 million out of a total of 22.6 million would be ~23% of OncoSec shares
- We believe this is egregious corporate governance – tantamount to creating a dual share structure that China Grand is not paying for

IT'S BASIC FAIRNESS: WHY SHOULD A 23% HOLDER POTENTIALLY CONTROL FIVE OF NINE BOARD SEATS?

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1) See Alpha Definitive Proxy Statement page 5

Vote No OncoSec

▪ OncoSec has given certain rights to China Grand that continue as long as China Grand owns 23%. Without China Grand’s permission, OncoSec cannot: – Amend its by - laws – Increase the size of the Board – Declare a dividend or distribution – Redeem or repurchase shares – Take on debt more than $250,000 – Sell, lease or license any of OncoSec’s assets – Incur any capital expenditures or obligations of more than $500,000 ▪ The transaction could significantly restrict OncoSec’s ability to run its business 20 Supermajority Blocking Rights

Transaction Caps OncoSec's Upside

- As a company with a promising oncology treatment, OncoSec's Board should look for potential upside. Instead, it has capped upside through:
  - **A "no talk" agreement –** Prevents OncoSec from exploring better offers from third parties
  - **A licensing agreement with China Grand –** Does not require China Grand to develop or sell OncoSec's licensed products, giving China Grand the right to shelve the products based on its own interest, not OncoSec's
  - **A so-called "option" –** Would facilitate China Grand acquiring the rest of OncoSec for $4.50 per share, even if the Company is successful and worth far more in the future. China Grand has no obligation to make an offer and is not prevented from making offers at less than $4.50
  - **Majority control –** China Grand would be in a position to block any other potential acquiror

21
Vote No OncoSec

▪ OncoSec’s initial proxy statement had two resolutions: – Approve the issuance of 12 million shares to China Grand and Sirtex – Approve an amendment to OncoSec’s articles of corporation to increase the number of authorized shares to 30 million ▪ The increase in the number of authorized shares would have required an affirmative vote by majority of OncoSec’s issued and outstanding common stock, BUT… ▪ OncoSec and China Grand amended their agreement so that the vote to approve the increase in the number of authorized shares of the Company’s stock would instead be held at OncoSec’s next Annual Meeting – by which time China Grand would have control of the stockholder vote ▪ The amendment allows China Grand to obtain its shares – and control of OncoSec – with as little as 25.1% of the outstanding shares approving the issuance of the new shares 22 OncoSec Has “Gamed the System” by Lowering the Voting Standard

▪ If China Grand deal were truly the best option, Alpha would have more incentive than anyone to be in favor ▪ Blocking transaction with no other option would hurt Alpha most ▪ Alpha believes in OncoSec’s future ▪ If China Grand transaction is voted down, Alpha is willing to lead a consortium to provide additional financing of up to $30 million on more favorable terms 23 The Right Path Forward

A PPENDIX 24

From Page 21 of OncoSec’s Definitive Proxy Statement An analysis of selected precedent M&A transactions involving biopharmaceutical companies for which publicly available estimat ed peak revenue was available. Using publicly available information, Torreya calculated, for each selected transaction, the transaction value (calculated as the offer value of common equity determined using the treasury stock method and taking into account outstanding in - the - money options, warrants, RSU s, PSUs and other convertible securities, plus the book value of debt and certain liabilities less cash and cash equivalents (“Upfront Va lue ”) and including the risk - adjusted present value of any contingent consideration, as disclosed by the acquirer (“Fair Value”)) implied for each target com pany based on the consideration payable in the applicable selected transaction as a multiple of the target company’s Wall Street research analy st estimated peak revenue. Torreya applied: ( i ) 0.24x to 0.53x of the estimated peak revenue multiples derived from the selected transactions based on Upfront Value, to th e Company’s estimated fiscal year 2031 revenue of $123 million (non - probability - adjusted) under the Management Forecast, added to it the Company’s estimated net cash as of November 30, 2019 (estimated closing date provided by the Company) of $16 million, and divided the result by t he Company’s fully - diluted shares outstanding, which resulted in an implied per share equity value range for the Company’s shares of approximately $4.24 to $7. 06, and (ii) applied 0.34x to 0.71x of the estimated peak revenue multiples derived from the selected transactions based on Fair Value, added to it the Company’s es timated net cash as of November 30, 2019 (estimated closing date provided by the Company) of $16 million, and divided the result by the Company’s fu lly - diluted shares outstanding, which resulted in an implied per share equity value range for the Company’s shares of approximately $5.31 to $9. 65. In selecting the transactions for its analysis, Torreya focused on transactions involving clinical stage oncology companies that, based on Torreya’s professional judgment, were deemed similar to the Company in development stage with respect to their lead program (similar methodology used in selecting com parable public companies). With that said, none of the companies and resulting transactions (and thus the derived valuation multiples) were deemed by Torreya , based on its professional judgment, to be sufficiently comparable to the Company and the transaction contemplated in the Purchase Agreements to be used as a good proxy for evaluating the consideration in the Purchase Agreements due to the following main factors, among others: ( i ) all of the transactions were 100% acquisition of the equity vs. a majority investment in the Purchase Agreements; (ii) the smallest transaction had an upfront consideration of more than $250 mil lion vs. $30 million in the Purchase Agreements; and (iii) the lowest peak sales estimate from the transactions was $350 million compared to $123 million (n on - probability - adjusted) of the Company per the Management Forecast. 25 Per Share Equity Value Range from Torreya Analysis